UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 12, 2010
MEDIACOM COMMUNICATIONS CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	0-29227	06-1566067
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
100 Crystal Run Road
Middletown, New York 10941
(Address of principal executive offices)
Registrant’s telephone number: (845) 695-2600
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On November 12, 2010, we entered into an Agreement and Plan of Merger (the “merger agreement”) with Rocco B. Commisso, our founder, Chairman and Chief Executive Officer, and JMC Communications LLC (“Merger Sub” and collectively with Mr. Commisso and their respective affiliates, the “RBC Stockholders”), an entity wholly-owned by Mr. Commisso. Pursuant to the merger agreement, Merger Sub would be merged with and into us and we would continue as the surviving corporation.
If the merger agreement is adopted by our stockholders and the merger is consummated, all of our outstanding shares of common stock (other than shares owned by the RBC Stockholders and stockholders perfecting dissenters’ rights under Delaware law) will be cancelled and converted automatically into the right to receive a cash payment equal to $8.75 per share. Consummation of the merger is subject to certain conditions, including, among others,
•	approval of the merger agreement by the holders of a majority of the voting power of the outstanding shares of our Class A and Class B common stock entitled to vote thereon, voting together as a single class;

•	approval of the merger agreement by the holders of a majority of the outstanding shares of our Class A common stock not owned by the RBC Stockholders, Mr. Commisso’s immediate family or our executive officers and directors;

•	we shall have received sufficient funding from our bank credit facilities to pay the merger consideration and related expenses of the transaction;

•	we shall have received a solvency opinion as defined in Section 5.09 of the merger agreement; and

•	the total number of dissenting shares shall not exceed 10% of the outstanding shares of our Class A common stock.
We have entered into a voting agreement with the RBC Stockholders in which they have agreed to vote their shares of our Class A and Class B common stock in favor of the adoption of the merger agreement. As of the date hereof, the RBC Stockholders collectively own of record shares of our common stock representing approximately 86% of the aggregate voting power entitled to vote on the merger agreement.
We have agreed to reimburse Mr. Commisso and Merger Sub for their expenses (but not in excess of $2.5 million) if the merger agreement is terminated by any party other than by reason of a material breach by Mr. Commisso or Merger Sub of the merger agreement, as described in Section 7.01(d) of the merger agreement.
The merger agreement may be terminated by either Mr. Commisso or us (with the prior approval of the Special Committee) if the merger has not been consummated by June 1, 2011; provided that the right to terminate shall not be available to any party whose failure to perform its obligations under the merger agreement has been the cause of the failure of the merger to be consummated.
The descriptions of the merger agreement and voting agreement are qualified in their entirety by reference to the full text of the merger agreement and the voting agreement, which are filed as Exhibits 2.1 and 10.1 to this report and are incorporated herein by this reference.
Upon consummation of the merger, our Class A common stock will be delisted from The Nasdaq Global Select Market, the registration of our Class A common stock under Section 12 of the Securities Exchange Act of 1934 will be terminated, and we will be a private company that is wholly-owned by Mr. Commisso.
We will file a proxy statement and other documents regarding the proposed merger with the Securities and Exchange Commission (the “SEC”). The definitive proxy statement will be sent to our stockholders seeking their approval of the matters discussed above at a special meeting of stockholders. Stockholders are urged to read the proxy statement and any other relevant document when they become available, because they will contain important information about us, the proposed merger and related matters. Stockholders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by us with the SEC at the SEC’s web site at www.sec.gov. The definitive proxy statement (when available) and other related SEC documents may also be obtained free of charge by directing a request to Calvin Craib, Mediacom Communications Corporation, 100 Crystal Run Road, Middletown, New York 10941, telephone: (845) 695-2600.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits:

Exhibit No.	Description
2.1	Agreement and Plan of Merger by and among JMC Communications LLC, Rocco B. Commisso and Mediacom Communications Corporation, dated as of November 12, 2010 *

10.1	Voting Agreement, dated November 12, 2010, by and among Mediacom Communications Corporation, Rocco B. Commisso and JMC Communications LLC

*	Pursuant to Item 601(b)(2) of Regulation S-K, the following schedules to the Agreement and Plan of Merger are not filed herewith:
Section 3.02(b)
Section 3.04(b)
Section 3.10
Section 3.11
We agree to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: November 18, 2010

Mediacom Communications Corporation
By:	/s/ Mark E. Stephan
Mark E. Stephan
Executive Vice President and Chief Financial Officer